Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 1, 2022, with respect to the financial statements of AeroClean Technologies, Inc. contained in this Offering Statement on Form 1-A. We consent to the use of the aforementioned report in the Offering Statement on Form 1-A, and to the use of our name as it appears under the caption "Experts".

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York

June 22, 2022